Exhibit 4.5
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The Toro Company, a Delaware corporation (“TTC,” “we,” “us” and “our”), has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $1.00 per share (“common stock”).
The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”), each of which is filed as an exhibit to our most recent Annual Report on Form 10-K and incorporated by reference herein. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.
Authorized Shares
Our Certificate of Incorporation authorizes the issuance of up to 176,850,000 shares of capital stock, consisting of:
•175,000,000 shares of common stock;
•1,000,000 shares of voting preferred stock, par value $1.00 per share (“voting preferred stock”); and
•850,000 shares of non-voting preferred stock, par value $1.00 per share (“non-voting preferred stock”).
Under the Certificate of Incorporation, the rights, preferences and privileges of the voting preferred stock and non-voting preferred stock (collectively, the “preferred stock”) may be designated from time to time by the Board of Directors of TTC (the “Board”).
We may amend from time to time our Certificate of Incorporation to increase the number of authorized shares of common stock, voting preferred stock or non-voting preferred stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon. We currently have no shares of voting preferred stock or non-voting preferred stock outstanding.
Voting Rights
For all matters submitted to a vote of shareholders, each holder of common stock is entitled to one vote for each share registered in the holder’s name on our books. Our common stock does not have cumulative voting rights.
Our Bylaws provide that, unless a different or minimum vote is required by our Certificate of Incorporation, our Bylaws, the rules or regulations of any stock exchange applicable to us or any law or regulation applicable to us or our securities, all matters, other than the election of directors, as noted below, shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of TTC that are present in person or represented by proxy at the meeting and entitled to vote thereon. Our Certificate of Incorporation provides that the Board is divided into three classes, and, pursuant to our Bylaws, at all meetings of shareholders for the election of directors at which a quorum is present, a plurality of votes cast is sufficient to elect directors. Our Bylaws further provide that any nominee for director in an uncontested election as to whom a majority of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors are designated to be “withheld” from, or are voted “against”, that director’s election shall tender his or her resignation for consideration by the Nominating and Governance Committee of the Board of Directors. The Nominating and Governance Committee shall evaluate the best interests of the Corporation and its stockholders and shall recommend to the Board of Directors the action to be taken with respect to such tendered resignation.
Dividend Rights
If the Board declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.
Liquidation Rights
If our company is liquidated or dissolves, the holders of our common stock will be entitled to share ratably in the assets of our company remaining after the payment of all of our liabilities, subject to any preferential liquidation rights of any preferred stock that at the time may be outstanding.
Other Rights and Preferences
Holders of our common stock do not have preemptive rights or subscription rights, and they have no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of our common shareholders are subject to the rights of the shareholders of any series of preferred stock that we may designate in the future. Our Certificate of Incorporation and Bylaws do not restrict the ability of a holder of our common stock to transfer his or her shares of common stock. All shares of our outstanding common stock are fully paid and non-assessable.
Exchange Listing
Our common stock is listed on the New York Stock Exchange under the symbol “TTC”.
Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and the DGCL
Our Certificate of Incorporation and Bylaws and the DGCL contain provisions that may deter or render more difficult certain proposals, such as proposals to acquire control of TTC, which a holder of our common stock may consider to be in his, her or its best interest.
Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws
The following provisions of our Certificate of Incorporation and Bylaws may have the anti-takeover effect of preventing, discouraging or delaying any change in the control of TTC:
•The Board is classified into three classes, each of which serves for three years, with one class being elected each year;
•Directors may be removed only for cause and only with the approval of holders of at least 80% of the voting power of our capital stock;
•Any vacancy on the Board must be filled only by the remaining directors then in office;
•Shareholder action must be taken at a meeting of shareholders, and shareholders may not act by written consent;
•Special meetings of shareholders may be called only by the Board pursuant to a resolution adopted by a majority of the entire Board;
•A “fair price” provision requires the approval by the holders of 80% of the then outstanding common stock as a condition for mergers and certain other business combinations of TTC with any holder of more than 10% of such voting power (an “interested shareholder”) unless either (a) the transaction is approved by a majority of the members of the Board who are unaffiliated with the interested shareholder and were members of the Board prior to the time that the interested shareholder became an interested shareholder, or (b) certain minimum price and procedural requirements are met;
•The provisions in our Certificate of Incorporation related to the Board, actions by stockholders and certain business combinations require at least 80% of the voting power of the then outstanding shares of TTC, voting together as a single class, to alter, amend, or repeal;
•The shareholder vote required to alter, amend or repeal the provisions of our Bylaws that are substantially identical to or implement provisions of our Certificate of Incorporation related to cumulative voting and preemptive rights, the Board, actions by stockholders, and certain business combinations, and the shareholder vote required to alter, amend or repeal the provision in our Certificate of Incorporation setting forth these requirements, is 80% of the voting power of the then outstanding shares of TTC, voting together as a single class;
•The Board may issue shares of preferred stock, with designations, rights and preferences as may be determined from time to time by the Board;
•Shareholders do not have the right to cumulative voting in the election of directors; and
•Shareholders must follow advance notice procedure to submit proposed nominations of persons for election to the Board and other proposals for business to be brought before an annual meeting of our shareholders.
Delaware Business Combination Statute
We are a Delaware corporation and are subject to Section 203 of the DGCL, known as the Delaware Business Combination Statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested shareholder” within three years of the time the shareholder became an interested shareholder, unless:
•Prior to the time the shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;
•Upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or
•At or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

Generally, for purposes of the Delaware Business Combination Statute, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder, and an “interested shareholder” is a person who owns, individually or through other persons, 15% or more of the corporation’s outstanding voting stock.